Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS
ZEELAND, MI -- (Marketwired - July 22, 2016) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three months ended June 30, 2016.

2nd Quarter 2016 Quarter over Quarter Highlights

•	Revenue growth of 12%

•	Gross Margin improved to 39.4% from 38.4%

•	Income from Operations increased by 19%

•	Net Income increased by 16%

•	Earnings per Diluted Share increased by 20% to $0.30 per diluted share

•	3.1 million shares repurchased during the quarter
For the second quarter of 2016, the Company is pleased to report net sales of $423.8 million, which was an increase of 12% compared to net sales of $379.3 million in the second quarter of 2015. The 12% sales growth was driven by a 13% quarter over quarter increase in auto-dimming mirror unit shipments, while overall automotive light vehicle production in the second quarter of 2016 increased 3% when compared with the same quarter in 2015.
The gross profit margin in the second quarter of 2016 was 39.4%, compared with a gross profit margin of 38.4% in the second quarter of 2015. The quarter over quarter increase in the gross profit margin was driven by purchasing cost reductions and favorable product mix, which more than offset annual customer price reductions.
Income from operations for the second quarter of 2016 increased 19% to $128.7 million when compared to income from operations of $108.1 million for the second quarter of 2015.
Other income decreased to a loss of $1.1 million in the second quarter of 2016 compared with other income of $2.3 million in the second quarter of 2015, primarily due to a reduction in realized gains on the sale of equity investments during the most recently completed quarter as compared to the same quarter in the prior year.

Exhibit 99.1

Net income for the second quarter of 2016 increased 16% to $86.5 million compared with net income of $74.6 million in the second quarter of 2015. Management believes the second quarter of 2016 is representative of the Company's stated strategy of delivering sales growth through the income statement to the bottom line, by maintaining financial discipline, while continuing to invest in the future of the Company.
Earnings per diluted share in the second quarter of 2016 increased 20% to $0.30, compared with earnings per diluted share of $0.25 in the second quarter of 2015. The increase was primarily driven by increases in net income, but were assisted by the Company continuing to execute a consistent capital allocation strategy, which resulted in a lower diluted share count on a quarter over quarter basis.
Automotive net sales in the second quarter of 2016 were $414.4 million, an increase of 12% compared with automotive net sales of $370.5 million in the second quarter of 2015. As noted previously, this increase was driven by a 13% increase in auto-dimming mirror unit shipments quarter over quarter.
Other net sales in the second quarter of 2016, which includes dimmable aircraft windows and fire protection products, were $9.4 million, an increase of 7% compared with $8.8 million in the second quarter of 2015, primarily due to increases in dimmable aircraft window shipments.
Share Repurchases
During the second quarter of 2016, the Company repurchased 3.1 million shares of its common stock. As of June 30, 2016, the Company has approximately 3.3 million shares remaining available for repurchase in the previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Future Estimates
The Company’s forecasts for light vehicle production for the second half of calendar year 2016 are based on the IHS Automotive July 2016 forecast for light vehicle production in North America, Europe, Japan and Korea.

Exhibit 99.1

Light Vehicle Production (per IHS Automotive July light vehicle production forecast)
(in Millions)
Region	2H 2016	2H 2015	% Change	Calendar Year 2016	Calendar Year 2015	% Change
North America	8.95	8.75	2%	18.04	17.54	3%
Europe	10.11	9.56	6%	21.53	20.54	5%
Japan and Korea	6.59	6.58	—%	13.03	13.19	(1)%
Total Light Vehicle Production	25.65	24.89	3%	52.60	51.27	3%
Based on the July 2016 IHS production forecast, current forecasted product mix and expense growth estimates, the Company has updated certain of its 2016 guidance. The Company is making no changes to its previous estimates for calendar year 2017.

2016 Calendar Year Guidance
Annual Guidance
Item	As of 4/22/16	Updated as of 7/22/16
Net Sales	$1.64 - $1.72 billion	$1.68 - $1.72 billion
Gross Margin	38.5% - 39.5%	39.0% - 39.5%
Operating Expenses (E,R&D and S,G&A)	$152 - $160 million	$150 - $158 million
Tax Rate	31.5% - 32.5%	No change
Capital Expenditures	$115 - $130 million	No change
Depreciation & Amortization	$90 - $100 million	No change
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs;

Exhibit 99.1

unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.
Second Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. EDT today, July 22, 2016. The dial-in number to participate in the call is 888-339-3503, passcode 3491269. Participants may listen to the call via audio streaming at www.gentex.com or by visiting http://edge.media-server.com/m/p/ox2s3zqj. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/WebcastArchives.
About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
North American Interior Mirrors	2,316	2,184	6%	4,576	4,208	9%
North American Exterior Mirrors	929	851	9%	1,793	1,591	13%
Total North American Mirror Units	3,245	3,035	7%	6,370	5,800	10%
International Interior Mirrors	4,392	3,642	21%	8,512	7,234	18%
International Exterior Mirrors	1,629	1,497	9%	3,212	3,073	5%
Total International Mirror Units	6,021	5,139	17%	11,724	10,307	14%
Total Interior Mirrors	6,708	5,826	15%	13,089	11,442	14%
Total Exterior Mirrors	2,559	2,348	9%	5,005	4,664	7%
Total Auto-Dimming Mirror Units	9,267	8,174	13%	18,094	16,107	12%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months ended June 30,
	2016	2015	2016	2015
Net Sales	$423,800,778	$379,258,477	$829,368,564	$748,195,932

Cost of Goods Sold	257,028,219	233,715,046	503,905,217	459,560,092
Gross profit	166,772,559	145,543,431	325,463,347	288,635,840

Engineering, Research & Development	23,071,788	22,315,244	46,162,997	43,902,795
Selling, General & Administrative	14,955,050	15,095,357	29,705,639	28,891,709
Operating Expenses	38,026,838	37,410,601	75,868,636	72,794,504

Income from operations	128,745,721	108,132,830	249,594,711	215,841,336

Other Income (Expense)	(1,137,011)	2,317,343	(2,416,389)	3,026,727
Income before Income Taxes	127,608,710	110,450,173	247,178,322	218,868,063

Provision for Income Taxes	41,123,468	35,891,736	80,413,086	67,126,185

Net Income	$86,485,242	$74,558,437	$166,765,236	$151,741,878

Earnings Per Share
Basic	$0.30	$0.25	$0.58	$0.52
Diluted	$0.30	$0.25	$0.57	$0.51
Weighted Average Shares
Basic	288,803,045	293,958,258	288,943,030	294,461,499
Diluted	291,463,883	297,462,102	291,372,725	297,990,032

Cash Dividends Declared per Share	$0.090	$0.085	$0.175	$0.17

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2016	December 31, 2015
ASSETS
Cash and Cash Equivalents	$499,493,964	$551,557,527
Short-Term Investments	145,335,532	4,547,355
Accounts Receivable, net	219,442,950	195,969,400
Inventories	176,226,597	174,695,411
Other Current Assets	15,104,858	57,239,099
Total Current Assets	1,055,603,901	984,008,792

Plant and Equipment - Net	431,695,399	412,720,270

Goodwill	307,365,845	307,365,845
Long-Term Investments	73,457,358	95,156,539
Intangible Assets	317,925,000	327,575,000
Patents and Other Assets	21,211,703	21,846,482
Total Other Assets	719,959,906	751,943,866

Total Assets	$2,207,259,206	$2,148,672,928

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$169,083,833	$131,006,546
Long-Term Debt	206,875,000	225,625,000
Deferred Income Taxes	46,377,195	69,524,621
Shareholders' Investment	1,784,923,178	1,722,516,761
Total Liabilities & Shareholders' Investment	$2,207,259,206	$2,148,672,928